As filed with the Securities and Exchange Commission on October 31, 2000	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Endwave Corporation
 (Exact name of registrant as specified in its charter)

Delaware	95-4333817
(State of Incorporation)	(I.R.S. Employer Identification No.)

321 Soquel Way
Sunnyvale, CA 94085
(408)522-3100
(Registrant’s principal executive offices)

1992 Stock Option Plan
2000 Equity Incentive Plan
2000 Non-Employee Directors’ Stock Option Plan
2000 Employee Stock Purchase Plan
(Full title of the plans)

 Edward A. Keible, Jr.
321 Soquel Way
Sunnyvale, CA 94085
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jodie Bourdet, Esq.
COOLEY GODWARD LLP
1 Maritime Plaza,  20th Floor
San Francisco, CA 94111
(415)693-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, par value $001 per share	8,936,313 shares	$1.8655-$15.375	$89,754,043	$23,696

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the (a) the weighted average exercise price for options granted pursuant to the Registrant’s (i) 1992 Stock Option Plan , (ii) 2000 Equity Incentive Plan and (iii) 2000 Non-Employee Directors’ Stock Option Plan and (b) the average of the high and low prices of the Registrant’s Common Stock on October 27, 2000 as reported on the Nasdaq National Market.

              The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Shares issuable pursuant to outstanding options under the 1992 Stock Option Plan	1,437,508	$1.8655(1)(a)	$2,681,722
Shares issuable pursuant to outstanding options under the 2000 Equity Incentive Plan	3,379,718	$7.0898(1)(a)	$23,961,358
Shares issuable pursuant to the 2000 Equity Incentive Plan	3,119,087	$15.375(1)(b)	$47,955,963
Shares issuable pursuant to outstanding options under the 2000 Non-Employee Directors’ Stock Option Plan	160,000	$14.00(1)(a)	$2,240,000
Shares issuable pursuant to the 2000 Non-Employee Directors’ Stock Option Plan	440,000	$15.375(1)(b)	$6,765,000
Shares issuable pursuant to the 2000 Employee Stock Purchase Plan	400,000	$15.375(1)(b)	$6,150,000
Proposed Maximum Aggregate Offering Price			$89,754,043
Registration Fee			$23,696

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by Endwave Corporation (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

          (a)          The Company’s Registration Statement on Form S-1 and related prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) (File No. 333-41302).

          (b)          All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports, the prospectus or the registration statement referred to in (a) above.

          (c)          The description of the Company’s Common Stock which is contained in Registration Statement on Form 8-A filed September 27, 2000 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

INTERESTS OF NAMED EXPERTS AND COUNSEL

          The legality of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, San Francisco, California. An investment partnership associated with Cooley Godward LLP owns 32,885 shares of our common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under Section 145 of the Delaware General Corporation Law the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s By-laws require the Company to indemnify its directors and executive officers, and permit the Company to indemnify its other officers, employees and other agents, to the extent permitted by Delaware law. Under the Company’s By-laws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The By-laws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

          The Company has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

EXHIBITS

Exhibit
Number

5.1	Opinion of Cooley Godward LLP

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24	Power of Attorney is contained on the signature pages.

99.1*	1992 Stock Option Plan and related documents.

99.2*	Amended and Restated 2000 Equity Incentive Plan and related documents.

99.3*	2000 Employee Stock Purchase Plan and related documents.

99.4*	2000 Non-Employee Directors’ Plan and related documents.

* Documents incorporated by reference from the Company’s Registration Statement of Form S-1, as amended (333-41302), filed with the SEC on July 12, 2000.

UNDERTAKINGS

1.        The undersigned registrant hereby undertakes:

          (a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i)          To include any prospectus required by section 10(a)(3) of the Securities Act;

                        (ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                        (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

          (b)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is agai nst public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on October 30, 2000.

ENDWAVE CORPORATION

By:	/s/ EDWARD A. KEIBLE

Edward A. Keible, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS B Y THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward A. Keible and Bruce Margetson and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agen ts, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD A. KEIBLE	Chief Executive Officer,	October 30, 2000
President and Director (Principal
Edward A. Keible, Jr.	Executive Officer)

/s/ BRUCE MARGETSON	Vice President and Chief	October 30, 2000
Financial Officer (Principal
Bruce Margetson	Financial Officer)

	Director	October __, 2000

Wes Bush

/s/ TIMOTHY HANNEMANN	Director	October 30, 2000

Timothy Hannemann

/s/ ESFANDIAR LOHRASBPOUR	Director	October 30, 2000

Esfandiar Lohrasbpour

/s/ ROBERT PAVEY	Director	October 30, 2000

Robert Pavey

/s/ EDWARD C.V. WINN	Director	October 30, 2000

Edward C.V. Winn

EXHIBIT INDEX

Exhibit
Number

5.1	Opinion of Cooley Godward LLP

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24	Power of Attorney is contained on the signature pages.

99.1*	1992 Stock Option Plan and related documents.

99.2*	Amended and Restated 2000 Equity Incentive Plan and related documents.

99.3*	2000 Employee Stock Purchase Plan and related documents.

99.4*	2000 Non-Employee Directors’ Plan and related documents.

* Documents incorporated by reference from the Company’s Registration Statement of Form S-1,as amended (333-41302), filed with the SEC on July 12, 2000.